SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2009

FIRST MARINER BANCORP

(Exact name of registrant as specified in charter)

Maryland	000-21815	52-1834860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 S. Clinton Street, Baltimore, MD  21224

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (410) 342-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

Effective November 24, 2009, First Mariner Bancorp (the “Company”), the parent company of First Mariner Bank (the “Bank”), entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”).  The Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank and requires, among other things, that the Company obtain the Reserve Bank’s approval prior to: (i) paying dividends; (ii) receiving dividends from the Bank; (iii) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; (iv) incurring, guaranteeing or increasing any debt; or (v) purchasing or redeeming any shares of the Company’s stock.  Pursuant to the terms of the Agreement, the Company is also required, within 60 days of the date of the Agreement, to submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Company, on a consolidated basis.  In addition, the Agreement also provides that the Company must notify the Reserve Bank before appointing any new directors or senior executive officers or changing the responsibilities of any senior executive officer position. The Agreement also requires the Company to comply with certain restrictions regarding indemnification and severance payments.

The Company must furnish periodic progress reports to the Reserve Bank regarding its compliance with the Agreement.  The Agreement will remain in effect until stayed, modified,  terminated or suspended by the Reserve Bank.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Number	Description

10.1	Written Agreement by and between First Mariner Bancorp and the Federal Reserve Bank of Richmond, effective November 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

/s/ Mark A. Keidel
Mark A. Keidel
President and Chief Operating Officer

Date: November 25, 2009